HOME PROPERTIES REPORTS
                  SECOND QUARTER 2001 RESULTS

ROCHESTER, NY, August 3, 2001/PRNewswire/ - Home Properties (NYSE:HME) today released financial results for the second quarter of 2001.

For the quarter ended June 30, 2001, Funds From Operations (FFO) was $34,698,000, or $.78 per share, compared with $29,788,000, or $.74 per share, for the quarter ended June 30, 2000. These results met analysts' consensus estimates for the quarter and equate to a 16% increase in total FFO over the comparable prior-year period, or a 5.0% increase on a per-share basis. FFO for the six months ended June 30, 2001, was $61,651,000, or $1.38 per share, compared with $55,195,000, or $1.42 per share, a 12% increase in total FFO from the prior year and a 2.8% decrease on a per-share basis. FFO, a primary earnings measure for equity REITs, has been calculated in conformance with NAREIT guidelines. (Note that reported results reflect "diluted" FFO per share.)

Earnings Per Share (EPS) for the quarter ended June 30, 2001, was $.71 compared with $.37 for the quarter ended June 30, 2000, or an increase of 93%. EPS for the six months ended June 30, 2001, was $.94 compared with $.70 for the six months ended June 30, 2000, or an increase of 34%. The reported EPS results include gains and losses from sales of real property. (Note that reported results reflect "diluted" EPS.)

Second Quarter Operating Results

For the second quarter of 2001, same-property comparisons (for 121 "Core" properties containing 32,700 apartment units owned since January 1, 2000) reflected an increase in rental revenues of 6.4%, total revenues of 6.5%, and a net operating income increase of 8.1% over the second quarter of 2000. Property level operating expenses increased by 4.3%, primarily due to increases in natural gas utility expenses, property insurance, and real estate taxes. These expense increases were partially offset by reduced personnel costs and repairs and maintenance expenses. Average economic occupancy for the Core properties was 94.2% during the second quarter of 2001, down from 94.5% during the second quarter of 2000, with average monthly rental rates increasing 6.7% to $763.

Occupancies for the 6,740 apartment units acquired between January 1, 2000, and June 30, 2001 (the "Recently Acquired Communities") averaged 94.0% during the second quarter of 2001, at average monthly rents of $876.

Year-to-Date Operating Results

For the six months ended June 30, 2001, same property comparisons for the Core properties showed an increase in rental revenues of 6.6% and a net operating income increase of 4.8% over the first six months of 2000. Property level operating expenses increased by 9.6%, primarily due to increases in natural gas utility expenses, property insurance, and real estate taxes. These expense increases were offset in part by reduced repairs and maintenance costs. Average economic occupancy for the Core properties increased slightly from 94.1% to 94.2%, with average monthly rents rising 6.5%.

The yield on the Recently Acquired Communities during the second quarter of 2001 averaged 9.7% on an annualized basis (calculated as the net operating income from the properties, less an allowance for general and administrative expenses equal to 3% of revenues, all divided by the acquisition costs plus capital improvement expenditures in excess of normalized levels).

Interest and Dividend Income

Interest and dividend income decreased $1,169,000 during the second quarter of 2001, resulting from decreased levels of financing to affiliates. To comply with provisions of the REIT Modernization Act, effective March 1, 2001, the Company recapitalized its management service affiliate by contributing to capital $23.7 million of loans due from affiliated partnerships. This effectively shifted $480,000 of interest income for the quarter to the Other Income category, as the Company recorded its share of interest income through its equity earnings of affiliates.

Development and Management Activities

"Other Income" reflects the net contribution from management and development activities after allocating certain overhead and interest expenses. Compared with the second quarter of last year, management fee revenues increased 11% to $1,376,000 (including management fee revenues recognized by both the Company and its management equity affiliates). Development fee income was reduced from $676,000 in the second quarter of 2000 to zero in 2001, more than offset by decreased general and administrative costs of $1,166,000. The Company closed on the sale of its affordable housing development operations on the last day of 2000 for $6.7 million, resulting in no development activity during the first six months of 2001.

Acquisitions and Dispositions

Since April 1, 2001, the Company acquired four communities with a total of 1,477 apartment units in Baltimore, Long Island, and Virginia. Total consideration was $131.4 million, or an average of $89,000 per unit. The weighted average expected first year cap rate for acquisitions closed in 2001 is 9.2%. In addition, in 2001, the Company sold six communities with a total of 1,187 apartment units located in Upstate New York for total consideration of $48.7 million, or an average of $41,000 per unit. A gain on sale of approximately $13.6 million was reported in the second quarter from four sales, with $2.1 million to be reported in the third quarter for the two properties sold in July. In conformance with NAREIT guidelines, the gains from real property are not included in reported FFO results. Year to date, net acquisitions have resulted in a 1% increase in the number of apartment units owned 100% by Home Properties.

On August 1, 2001, the Company acquired the 234-unit Fenland Field Apartments in Columbia, Maryland. The total purchase price of $14.5 million, including closing costs, equates to approximately $62,000 per apartment unit, and was funded from cash on hand. The property is currently 99% occupied with monthly rents of $870. The Company expects the property to generate a 9.8% initial unleveraged return on acquisitions and capital improvement costs, with a return exceeding 10% by the second year.

The Company is proceeding with its plan to strategically dispose of $100 million to $200 million of properties in its portfolio. Additional closings are anticipated during the third and fourth quarters of 2001 as well as for next year. The weighted average cap rate achieved on closed sales was 9.1% (before a reserve for capital expenditures), with a weighted average unleveraged internal rate of return (IRR) during the Company's ownership period of 13.6%.

Capital Markets Activities

During the second quarter of 2001, the Company issued Operating Partnership Units valued at $16.2 million in connection with a property acquisition and raised $5.0 million by issuing additional shares (at an average cost of $28.22 per share) under its Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP"). The Company repurchased $2.4 million of common shares in the open market at an average price of $27.70 through its Stock Repurchase Program.

The Company had been exploring alternatives to reduce the level of participation in the DRIP due to the fact that the stock had recently traded consistently below the Company's estimate of net asset value. As a result, effective April 1, 2001, the Company reduced the discount from 3% to 2% on both optional cash purchases and dividends reinvested under the DRIP. In addition, the amount that can be invested through optional cash purchases, without prior permission from the Company, was reduced from $5,000 to $1,000 per month. As a result, the level of optional cash purchases declined from an average of about $12 million per quarter to approximately $1.3 million during the second quarter of 2001.

The Company continued to take advantage of the lower interest rate environment by refinancing certain higher rate loans. During the quarter, the Company closed on various non-recourse mortgage loans provided by Fannie Mae through Prudential Multifamily Mortgage for a total of $37.4 million with interest fixed at a weighted average rate of 7.05% for an average term of eleven years. The loans replace $21.3 million of existing financing having a weighted average rate of 8.78%.

As of June 30, 2001, the Company's ratio of debt-to-total-market capitalization was 40.3%, with $32.0 million outstanding on its $100 million revolving credit facility and $4.3 million of unrestricted cash on hand. Mortgage debt of $884 million was outstanding, at fixed rates of interest averaging 7.4% and with staggered maturities averaging approximately 10 years. Interest coverage averaged 3.2 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.4 times.

The Company estimates its net asset value at June 30, 2001 to be approximately $32.50 per share (based on capitalizing the annualized and seasonally adjusted second quarter property net operating income at 9.5%, adding a 4% growth factor and deducting a management fee equal to 3% of gross revenues).

Review and Outlook

Due to the weakened economy and some softening in the multifamily rental market, the Company's previous guidance of 7.5% growth in same store revenue may not be achieved. It is now expected that revenue growth will lag by approximately 75 basis points. This will produce a dilutive effect to earnings of two cents for the balance of 2001. Current FFO guidance is for a range of $3.07 to $3.09 per share for 2001 ($0.84 and $0.86 for each remaining quarter, respectively), compared with analysts' consensus estimates of $3.09. We expect FFO growth per share for 2002 to be in the 8% to 9% range.

According to Norman Leenhouts, Chairman and Co-CEO, "We are very pleased with our operating performance in the second quarter, with same store net operating income growth of 8.1%. In addition, we have been very successful in managing our capital recycling program. During the first half of this year, we were able to reinvest nearly $49 million from property sales by acquiring approximately $135 million of apartment communities with higher growth prospects in key target markets. The acquisition cap rate average was 9.2% compared with an average disposition cap rate of 9.1%. With favorable timing of these acquisitions and dispositions and with no negative spread in initial cap rates, we avoided FFO dilution to our shareholders that is often associated with portfolio upgrading programs."

He concluded, "We intend to add value for our shareholders by continuing to implement our strategy of acquiring apartment communities in high barrier-to-entry markets while selling properties in healthy, but slower growth markets."

Conference Call

The Company will conduct a conference call and simultaneous webcast today at 11:00 AM Eastern Time to review the information reported in this release. To listen to the call, please dial 800-248-9412. A replay of the call will be available by dialing 800-633-8284 or 858-812-6440 and entering 17420045. Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue until approximately 1:00 PM on Saturday, August 11. The prepared portion of the conference call presentation will be filed with the SEC on a Form 8-K.

The Company webcast will be available live through the "Investors" section of our web site, www.homeproperties.com, under the heading, "Financial Information", and archived by 2:30 PM. Please note that, to view the webcast, you may need to perform a five-minute Pre-event System Test, also available on our web site.

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, market geographic breakdown, debt, and net asset value. The supplemental information is available via the Company's web site or via facsimile upon request.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties, the 10th largest apartment company in the United States, is a fully integrated, self-administered, and self-managed real estate investment trust ("REIT"). With operations in select Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, rehabilitates, and develops apartment communities. Currently, Home Properties operates 312 communities containing 51,360 apartment units. Of these, 39,741 units in 147 communities are owned directly by the Company; 8,354 units are partially owned and managed by the Company as general partner, and 3,265 units are managed for other owners. The Company also manages one million square feet of commercial space. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR". For more information, view Home Properties' web site at www.homeproperties.com.

Tables to follow.


                                Avg. Economic
     Second Quarter Results     Occupancy               Q2  '01            Q2 '01 vs Q2 '00
     ----------------------                             Average         -------------------------
                                                        Monthly         % Rental  %Rental
                                                        Rent/           Rate      Revenue  % NOI
                                Q2 '01     Q2 '00       Occ Unit        Growth    Growth   Growth
                                ------     ------       --------        --------  -------  ------
Core Properties(a)               94.2%         94.5%       $763           6.7%      6.4%      8.1%

Acquisition Properties(b)        94.0%          NA         $876            NA        NA        NA
                                 -----        ------       ----            --        --        --

TOTAL PORTFOLIO                  94.2%         94.6%       $777            NA        NA        NA

                           Avg. Economic
Year-To-Date Results         Occupancy
--------------------     ------------------------       YTD '01                 YTD '01 vsw. YTD '00
                                                        -------            -----------------------------
                                                        Average
                                                        Monthly            %Rental    % Rental
                                                        Rent/                 Rate    Revenue    %NOI
                        YTD '01         YTD '00         Occ Unit            Growth     Growth     Growth
                        -------         --------        --------            ------    --------    ------

Core Properties(a)        94.2%          94.1%           $756                6.5%       6.6%       4.8%

Acquisition Properties(b) 93.7%           NA             $862                 NA         NA         NA
                         -----           ------           ----                --         --         --

TOTAL PORTFOLIO           94.1%          94.3%           $770                 NA         NA         NA


(a) Core Properties includes 121 properties with 32,700 apartment units owned throughout 2000 and 2001.

(b) Reflects 26 properties with 6,740 apartment units acquired subsequent to January 1, 2000.

                        HOME PROPERTIES OF NEW YORK, INC.
                       SUMMARY CONSOLIDATED STATEMENTS OF
                 OPERATIONS (in thousands, except share and per
                             share data - Unaudited)

                                                                 Three Months                                   Six Months Ended
                                                                     Ended                                              June 30
                                                                                                                        -------
                                                                    June 30
                                                                     2001              2000              2001             2000
                                                                     ----              ----              ----             ----
Rental income                                                    $  85,388         $  73,891         $169,147           $141,736
Other income - property related                                      3,309             2,788            6,276              5,081
Interest and dividend income                                           839             2,008            2,017              3,635
Other income (loss)                                                    616              (523)             926                 76
                                                                    ------             ------          ------             ------
     Total revenues                                                 90,152            78,164          178,366            150,528
                                                                  --------          --------          -------            -------
Operating and maintenance                                           34,804            30,658           75,906             61,613
General and administrative                                           4,474             3,198            8,938              6,320
Interest                                                            16,114            14,485           31,763             27,390
Depreciation and amortization                                       16,175            12,867           31,210             24,607
                                                                  --------          --------           ------             ------
     Total expenses                                                 71,567            61,208          147,817            119,930
                                                                  --------          --------          -------            -------
Income before gain (loss) on disposition of property
     and minority interest                                          18,585            16,956           30,549             30,598
Gain (loss) on disposition of property
                                                                    13,648             ( 462)          13,648              ( 462)
                                                                    ------             ------        --------              ------
Income before minority interest                                     32,233            16,494           44,197             30,136
Minority interest
                                                                    11,615             6,401           14,747             11,561
                                                                   -------           -------          -------            -------
Net income                                                          20,618            10,093           29,450             18,575
Preferred dividends                                                 (4,497)           (2,534)          (8,994)            (4,462)
                                                                   -------           -------          -------            -------

Net income available to common shareholders                         16,121             7,559           20,456             14,113
Preferred dividends                                                  4,497             2,534            8,994              4,462
Depreciation - real property                                        16,014            12,734           30,899             24,356
Depreciation - real property, unconsolidated                            99                98              203                241
(Gain) loss on disposition of property
                                                                   (13,648)              462          (13,648)               462
Minority Interest                                                   11,615             6,401           14,747             11,561
                                                                   -------           -------          -------            -------
FFO (1)                                                            $34,698           $29,788          $61,651            $55,195
                                                                   =======           =======          =======            =======
Weighted average shares/units outstanding:
     Shares - basic                                                21,774.1          20,407.3          21,796.2           20,118.0
     Shares - diluted                                              28,979.9          20,558.2          21,868.3           20,247.1
     Shares/units -- basic(2)                                      37,461.8          35,846.3          37,522.7           34,984.7
     Shares/units - diluted                                        44,661.2          40,249.9          44,707.1           38,913.3
Per share/unit:
     Net income - basic                                              $.74              $.37              $.94                  $.70
     Net income - diluted                                            $.71              $.37              $.94                  $.70
     FFO - basic                                                     $.81              $.76             $1.40                 $1.45
     FFO - diluted                                                   $.78              $.74             $1.38                 $1.42

(1) FFO has been calculated in conformance with NAREIT guidelines and is defined as net income (calculated in accordance with generally accepted accounting principles) excluding gains or losses from sales of property, minority interest and extraordinary items plus depreciation from real property.

(2) Basic includes common stock outstanding plus operating partnership units in Home Properties of New York, L.P., which can be converted into shares of common stock. Diluted includes additional common stock equivalents and Series A through E (in 2001) and Series A through D (in 2000) convertible cumulative preferred stock, which can be converted into shares of common stock.

                        HOME PROPERTIES OF NEW YORK, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)

                                                                       June 30, 2001             December 31, 2000
                                                                       -------------             -----------------
Real estate                                                              $2,007,409                  $1,895,269
Accumulated depreciation                                                   (173,513)                   (153,324)
                                                                        ------------                ------------
Real estate, net                                                          1,833,896                   1,741,945
Cash and cash equivalents                                                     4,317                      10,449
Cash in escrows                                                              50,376                      36,676
Accounts receivable                                                           6,421                      11,510
Prepaid expenses                                                              8,681                      13,505
Investment in and advances to affiliates                                     43,345                      45,048
Deferred charges                                                              4,002                       3,825
Other assets                                                                  9,472                       8,930
                                                                       ------------               -------------
Total Assets                                                             $1,960,510                  $1,871,888
                                                                         ==========                  ==========
Mortgage notes payable                                                  $   883,858                 $   832,783
Line of credit                                                               32,000                          --
Other liabilities                                                            48,008                      49,300
                                                                       ------------                ------------

Total liabilities                                                           963,866                     882,083

Minority interest                                                           341,033                     371,544
Series B convertible preferred stock                                         48,733                      48,733
Stockholders' equity                                                        606,878                     569,528
                                                                        -----------                ------------

Total liabilities and stockholders' equity                               $1,960,510                  $1,871,888
                                                                         ==========                  ==========

Total shares/units outstanding:

Common stock                                                              21,858.3                    21,565.7
Operating partnership units                                               16,052.5                    15,854.5
Series A convertible cumulative preferred stock*                           1,666.7                     1,666.7
Series B convertible cumulative preferred stock*                           1,679.5                     1,679.5
Series C convertible cumulative preferred stock*                           1,983.5                     1,983.5
Series D convertible cumulative preferred stock*                             833.3                       833.3
Series E convertible cumulative preferred stock*                             949.4                       949.4
                                                                        ----------                  ----------
                                                                          45,023.2                    44,532.6

*Potential common shares

                                                        # # #

For further information:

David Gardner, Senior Vice President and Chief Financial Officer, (716) 246-4113 Norman Leenhouts, Chairman and Co-CEO, (716) 246-4109